Exhibit 107

Calculation of Filing Fee Table

424B7

(Form Type)

CRH public limited company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Ordinary Shares of €0.32 each	Rule 457(c) and Rule 457(r)	188,076	$53.415	$10,046,079.54	0.0001102	$1,107.08

	Total Offering Amounts					$10,046,079.54		$1,107.08

	Total Fees Previously Paid							—

	Net Fee Due							$1,107.08

(1)

Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(r) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices of the Registrant’s American Depositary Shares as reported on the New York Stock Exchange on September 18, 2023.